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Texas Pacific Land Trust

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Good morning, and welcome to my home office in San Antonio. This is where I spend a considerable amount of time, and it's a very inviting place as you can see. You already know that I served 36 years in the Air Force and moved all over the country, including three tours in Washington, D.C., twice working directly for Congress.

I met my wife, Diane, in Big Spring, Texas, while I was an instructor pilot at Webb Air Force Base. She's a proud graduate of Texas Tech graduate. We moved as a family 25 times during our 36-year career. On one occasion, I was off training and couldn't help, so she packed up the car, the kids, the dogs, rented a trailer and moved from Georgia to California without me. She's tough, and much of my success I owe to her. Diane and I have two adult children and three wonderful grandchildren, and she and I have been married for 47 years.

Several of you have submitted questions for me. We had questions from 28 investors and 83 questions in total. There's no way I'm going to get through all this ream of paper, and so what I have done, or tried to do, is to categorize certain segments to answer questions that you've already asked.

So, “What's the role of a director or a trustee?”

First of all, it's fiduciary responsibility. It's an important job. We’re representing the shareholder in deliberations. You’ve got to pay attention to things like duty of care, duty of loyalty and the business judgment rule—which means your responsibility is to the corporation and not to outside interest, and no self-dealing, and no conflicts of interest.

Another question that people have asked is stock ownership, by myself and others. Unless there is some TPL stock in some of my mutual funds, I'm not a current owner. But I will pledge that I will begin to buy some shares if elected to be the trustee, and I will encourage others. I think that we ought to have a policy that, certainly those that are executive vice presidents or vice presidents or corporate officers should have some “skin in the game,” and I know that it is something that you have expressed your views on. And I agree—that's good governance.

There have been a number of questions about compensation, and certainly we’ll take a look at the compensation and how it's calculated. But when our named executives are currently in the lower 25 percentile, I think that—and we don't pay equity—and so I think we've got to take a look at how we structure compensation. One of the things that I can assure you that we’ll do is have a robust CD&A, which is a Compensation Discussion and Analysis, of our Compensation Program—and that will be a public document. So, again, there's more transparency in how we do our compensation.

One other area that people have asked about is a C-Corp: “Would we establish a C-Corp?”

Well, I can't answer that question right now, but certainly I, and the other trustees, if I'm elected, would take a look to see how that works out. You may recall that a while ago someone had suggested that we create a master limited partnership—an MLP. Well, with the structure, the tax structure, to convert to it was several millions of millions of dollars, and today, I think people are getting out of the business of MLPs.

Certain folks have expressed concern about the water business: “Do we want to spin it off?”

Well, I think it's too early to spin any company off right now. It's only been in existence for two years. It’s been very profitable, it's run safely and soundly with two individuals we hired from EOG resources that were heavily involved in the Eagle Ford Shale play down here south of San Antonio. And so we've also hired a manager for our HSE—which is Health, Safety and Environmental.

And so I think we’ve got the right people in place, and certainly the water company is doing business very well. We’re managing the risk, and if you think about it, water is necessary for drilling. We've got the water company, and we've got relationships with paying royalties for drilling companies. So I think it's kind of like a loop that you’ve got. You've got the water complementary to the drilling. So I think that we certainly take a look at all options. But, as of now, I think you've got to let the water company gain some maturity before you start talking about spin-offs.

You might notice that I have all these written down on blue cards, and so we want to keep the color blue front and center. And so my first question: The first question we see is, “How did your extensive military career influence your service on several boards of directors?”

My experience in the military at senior officer rank certainly is foundational to how I think about problems, how to solve problems, decision-making, crisis response—I've dealt with all those. And most importantly, I think it is dealing with ambiguity. You’re never going to have all the facts in front of you. You can't have 100% of the facts. So sometimes, you have to rely on what you intuit to come up with the right answer.

And more blue questions—“Can you describe for us the biggest challenge you faced in your years as a board member?”

I don’t know if these were the biggest challenges, but certainly there were two, two challenges that I want to address. And one of them in particular addresses a governance question. At Crane, a few years ago, we had a classified board. One-third of the board members was elected every year for a three-year term, and it's now pretty much out of favor if you talk to ISS and Glass Lewis, if you talk to other proxy companies. And so what we did was, we got together and I was head of, I was the chair of Nominating and Governance when we did this, and so we convinced the chairman and also the other board of directors that we should probably go to annual elections, which we implemented.

One of the questions that continually pops up, and I guess I can understand it, is “Why do you think you'd be a good fit without any oil and gas, water business experience?”

Well let me be clear on this point—when I got on the board of Burlington Northern Santa Fe Railroad, a railroad that goes over 24,000 miles of track in the United States, I'm not an engineer on a railroad train and I never drove one, but I understand it when we are building double tracks across the country to speed the delivery of goods and services, whether it's grain, whether it's coal or everything else, to spend lots and lots of millions of dollars to double-track the railroad. Those are the issues and that is the judgment that I think that I bring to any kind of business.

Remember, Texas Pacific Land Trust is not a pure play oil company, it is a land management company and we manage all the aspects of the land. We manage easements, leases, grazing rights, windtricity, wind generators and oil and gas. But believe me, I have the judgment, I have the expertise, I can deal with ambiguity and I will learn the business, but not at ground level. I'll know the business from 20,000 feet to where my judgment comes into play.

Let's go on and find another question on the blue card. The question is, “What's your view on a trust that only has three shareholder meetings in the last 19 years? What do you think TPL needs more, do you think TPL needs more transparency?”

Well of course I do, I mean it's over the past three years, four years, five years, TPL has grown exponentially so we need more visibility to shareholders, but those are all discussions that I can have once I'm elected as a trustee but until then, you know, I'm kind of marching down this road trying to get your vote. And until I become a trustee, I can't do any of the governance work, the transparency work that you have suggested that the company needs.

Okay, “What changes in corporate governance would you like to see? What improvements to the Trust’s investor relations initiative would you advocate?”

I think, I think everything's on the board. As a trustee I bring a kind of governance experience that you have requested and I can be a change agent for that. Quarterly investor calls, quarterly management meetings. You know, we need to know what management is doing, the CEO and the CFO, in terms of progress on royalties. We need to understand the fiduciary areas of the company, and so I think that there are some, certainly improvements that that we can do over time. I think all this is on the table, it has to be.

The water company is a new entity. There’s been suggestions that we should spin it off. Well no one really spins off a company after two years. This is becoming a very successful company and I think that, we may spin it off in the future, we may not. It's certainly a consideration but you certainly want to make sure that the water company gets a fair shake to be successful.

The other thing that I would encourage you to review is the recently-published investor relations guide. This document is only 30 plus pages long and it is chock-full and explains lots of data in there. I mean, the stock price is phenomenal. 475% something like that, beating 99% of the New York Stock Exchange companies, that's phenomenal. And I think it is due to excellent management and it is due to the current Trustees that you have, and I would certainly like to be part of this of this team because it is a is a good team, and I can bring a wealth of knowledge and experience that no other nominee can bring.

So why was I asked to be a trustee nominee for the vacant trustee position? I was told the shareholders want someone with corporate governance experience and that they wanted to move the trust forward in a more open and transparent direction. I can be that change agent, and I have served that role in the past. I'm an independent director as defined by the criteria established by the Securities Exchange Commission and the New York Stock Exchange. I have no conflicts of interest and will exercise my duties of care and loyalty with seriousness. I've served on the boards of two Fortune 200 companies. I’ve contributed to creating long-term value through several small and major acquisitions.

I thank you for your time. Thank you for hanging in there with me while I go through some of the questions on the blue card. Remember, think blue! Thank you.

One more thing, first off, I thank you very much for you sharing your time so I could meet you virtually in person. I know we didn't get to all the questions, and we'll make sure that we get answers to the remaining questions. On a personal note, many of you, as you wrote your questions, preceded that with thanking me for my service. It was certainly my honor to serve our country for 36 years, and we thank you for your support. It couldn't have been finer. God bless.

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